Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Pharmaceuticals Reports Second Quarter 2012 Financial Results

Rockville, MD, August 10, 2012 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, today reported consolidated financial results for the three and six months ending June 30, 2012, and provided an update on key accomplishments to date and expected milestones for 2012.

Jack A. Khattar, President and CEO of Supernus stated “This has been an exciting and eventful quarter for the Company. We completed our IPO in May, raising net proceeds of $47.6 million and, in June, received tentative approval from the FDA for our lead product Trokendi XRTM. ”

Second quarter 2012 Financial Results

•                  Cash, cash equivalents and unrestricted marketable securities of $76.4 million at June 30, 2012.

•                  Research and development (R&D) expense for second quarter 2012 was $4.7 million compared with $7.3 million in 2011.   The decrease was primarily due to the conclusion of the SPN-538 and SPN-804 clinical trials in 2011.

•                  Selling, general and administrative (SG&A) expense for second quarter 2012 was $4.6 million compared with $1.9 million in 2011. The increase was primarily due to higher sales and marketing infrastructure expenses, as we prepare to launch SPN-804 and Trokendi XR.

•                  Net loss applicable to common shareholders for second quarter 2012 was $10.3 million or $0.61 per common share (based on 16.8 million weighted average diluted shares outstanding), compared with $8.2 million, or $5.17 per common share, for 2011 (based on 1.6 million weighted average diluted shares outstanding). Net loss per share decreased due to the significant number of common shares issued in May 2012 in connection with our IPO.

Six months ending June 30, 2012 Financial Results

•                  R&D expense for the first half of 2012 was $10.1 million compared with $14.7 million in 2011.   The decrease was primarily due to the conclusion of the SPN-804 and Trokendi XR clinical trials in 2011.

•                  SG&A expense for the first half of 2012 was $7.4 million compared with $3.6 million in 2011. The increase was primarily due to higher sales and marketing infrastructure expenses, as we prepare to launch SPN-804 and Trokendi XR.

•                  Net loss applicable to common shareholders for the first half of 2012 was $20.4 million or $2.21 per common share (based on 9.2 million weighted average diluted shares outstanding), compared with $20.1million, or $12.64 per common share, for 2011 (based on 1.6 million weighted average diluted shares outstanding). Net loss per share decreased due to the significant number of common shares issued in May 2012 in connection with our IPO.

Liquidity and Capital Resources

Our anticipated cash burn for 2012 is estimated to be in the range of $55 million to $60 million due to the change in timing of the planned launch of Trokendi XR from year-end 2012 to third quarter of 2013.

Based on our current plans, Supernus continues to anticipate that our current cash, cash equivalents and unrestricted marketable securities as of June 30, 2012 should be sufficient to fund operations into the second quarter of 2013.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The company is developing several product candidates in neurology and psychiatry to address large market opportunities in epilepsy and ADHD including ADHD patients with impulsive aggression. These product candidates include Trokendi XR (extended-release topiramate), formerly known as SPN-538, and SPN-804 (extended-release oxcarbazepine) for epilepsy, SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the Company’s ability to raise sufficient capital to implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s respective PDUFA dates for product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

SUPERNUS PHARMACEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December, 31	June 30,
	2011	2012
Cash, cash equivalents and marketable securities	$48,544	$76,392
Other current assets	855	1,413
Total current assets	49,399	77,805
Property and equipment, net	1,310	1,146
Deferred financing costs	2,054	161
Other long-term assets	967	853
Total Assets	53,730	79,965

Accounts payable and accrued expenses	$11,625	$10,510
Secured notes payable, current	6,775	10,747
Other current liabilities	370	624
Total current liabilities	18,770	21,881
Secured notes payable, long-term	22,711	17,061
Other liabilities	2,806	3,043
Total Liabilities	44,287	41,985

Total Stockholders’ Equity	9,443	37,980
Total Liabilities & Stockholders Equity	$53,730	$79,965

SUPERNUS PHARMACEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30, 2011	June 30, 2012	June 30, 2011	June 30, 2012

Total revenues	$750	91	$750	299

Operating expenses:
Research and development	7,251	4,703	14,702	10,061
General and administrative	1,895	4,645	3,642	7,374
Total operating expenses	9,146	9,348	18,344	17,435

Operating loss	(8,396)	(9,257)	(17,594)	(17,136)
Other income (expense):
Interest income	12	32	27	52
Interest expense	(499)	(929)	(859)	(1,891)
Other income(expense)	(57)	141	(229)	(313)

Net loss from continuing operations	(8,940)	(10,013)	(18,655)	(19,288)
Discontinued operations	1,563	—	229	—
Net loss	$(7,377)	$(10,013)	$(18,426)	$(19,288)
Cumulative Dividends on Preferred Stock	$(858)	$(286)	$(1,715)	$(1,143)
Net loss attributable to common shareholders	$(8,235)	$(10,299)	$(20,141)	$(20,431)

Net loss per share - basic & diluted	$(5.17)	$(0.61)	$(12.64)	$(2.21)
Weighted average number of shares outstanding (post-split)	1,594,246	16,817,841	1,593,508	9,247,142